Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated October 3, 2025, which includes an explanatory paragraph relating to Presidio PubCo, Inc.’s ability to continue as a going concern, relating to the financial statements of Presidio PubCo, Inc. as of July 31, 2025 and for the period from July 30, 2025 (inception) through July 31, 2025, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 3, 2025